Daktronics agrees to purchase Belgium display manufacturer

Brookings, S.D. - January 11, 2013 - Daktronics, Inc. (NASDAQ: DAKT) has entered into an agreement to purchase OPEN Out-of-Home Solutions (OPEN), a Belgium company. OPEN is a European industry leader in providing light boxes and scrollers, advertising signs and billboard advertising displays to third party advertising (TPA) companies. OPEN has been in business over 20 years, and it is privately owned.

Daktronics and OPEN have been cooperating to manufacture and deliver digital displays in Europe using OPEN's proprietary cabinetry system and Daktronics' designed and manufactured electronics for the past few years. With the addition of this combined digital product and OPEN's product line to Daktronics' existing display systems offerings, Daktronics positions itself in the European marketplace with a complete product line for TPA companies.
Under the agreement, Daktronics will acquire a modern 40,000 square foot facility with office and manufacturing space. Having a manufacturing facility in Europe will allow Daktronics to better serve the Europe/ Eurasia TPA market with competitive pricing and delivery.
Daktronics will be working with OPEN over the next few months to complete the acquisition and integrate OPEN into Daktronics. The closing is expected to occur in May 2013, at which point OPEN will operate as part of Daktronics. Under the agreement, Daktronics will acquire all of the stock of OPEN. Terms of the agreement are confidential.
About Daktronics
Daktronics has strong leadership positions in, and is the world's largest supplier of, large screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation, and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in four domestic business units:  Live Events, Commercial, Schools and Theatres and Transportation, and one International business unit. For more information, visit the company's World Wide Web site at: http://www.daktronics.com, e-mail the company at investor@daktronics.com, call (605) 692-0200 or toll-free (800) 843-5843 in the United States or write to the company at 201 Daktronics Dr., PO Box 5128, Brookings, S.D. 57006-5128.

Safe Harbor Statement
Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act.  These forward-looking statements reflect the Company's expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectations, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts, fluctuations in margins, the introduction of new products and technology, the impact of adverse weather conditions and other risks noted in the company's SEC filings, including its Annual Report on Form 10-K for its 2012 fiscal year.  Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

For more information contact:
INVESTOR RELATIONS:
Sheila M. Anderson, Chief Financial Officer
Tel (605) 692-0200
Investor@daktronics.com

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